Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, October 11, 2018

COMMERCE BANCSHARES, INC. REPORTS
THIRD QUARTER EARNINGS PER SHARE OF $1.03

Commerce Bancshares, Inc. announced record earnings of $1.03 per common share for the three months ended September 30, 2018 compared to $.67 per share in the same quarter last year and $1.01 per share in the prior quarter. Net income attributable to Commerce Bancshares, Inc. for the third quarter of 2018 amounted to $112.6 million, compared to $74.6 million in the third quarter of 2017 and $110.3 million in the prior quarter. For the quarter, the return on average assets was 1.81%, the return on average common equity was 16.4%, and the efficiency ratio was 55.7%.

For the nine months ended September 30, 2018, earnings per common share totaled $2.96 compared to $2.03 for the first nine months of 2017. Net income attributable to Commerce Bancshares, Inc. amounted to $323.9 million for the nine months ended September 30, 2018 compared to $225.0 million in the comparable period last year, an increase of 43.9%. Year to date, the return on average assets was 1.76% and the return on average common equity was 16.3%.

In announcing these results, John W. Kemper, CEO, said, “We are pleased to report record earnings driven by a strong economy, higher interest rates and growth in our fee-based businesses. Net interest income grew $3.8 million this quarter, excluding non-recurring equity dividends received in both the current and prior quarters, as the yield on our loan portfolio grew 10 basis points while funding costs remained mostly stable. Compared to the same period last year, fee income grew 5.8%, driven mainly by increases in bank card, trust and deposit fee income. Although total average loan balances were flat with the prior quarter, we continued to see growth in our construction and personal real estate loan portfolios. Also, patient health care and consumer credit card balances showed solid growth this quarter. Average deposits declined $135.6 million this quarter, but our strong liquidity has allowed us to be strategic in managing our overall funding costs.”

Mr. Kemper added, “Credit quality remains very strong as net loan charge-offs remained low, non-accrual loans declined and overall delinquencies have improved. For the current quarter, net loan charge-offs totaled $9.8 million, compared to $10.0 million in the prior quarter and $10.7 million in the same quarter last year. The decline in net loan charge-offs was mainly the result of lower consumer credit card losses this quarter, compared to the previous quarter. The ratio of annualized net loan charge-offs to average loans was .28% this quarter compared to .29% last quarter. Non-performing assets declined this quarter to $9.6 million, while the provision for loan losses totaled $10.0 million and the allowance for loan losses amounted to $159.7 million, or 1.14% of period end loans.”

(more)

Total assets at September 30, 2018 were $25.1 billion, total loans were $14.0 billion, and total deposits were $20.1 billion. During the quarter, the Company paid a common cash dividend of $.235 per share, representing a 9.8% increase over the rate paid in 2017, and also paid an annualized 6% cash dividend on its preferred stock.

Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates banking facilities in nine key markets including St. Louis, Kansas City, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City and Denver. The Company also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids.

This financial news release, including management's discussion of third quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
(Unaudited) (Dollars in thousands, except per share data)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
FINANCIAL SUMMARY
Net interest income	$207,754	$210,959	$182,591	$611,605	$543,671
Non-interest income	123,714	124,850	116,887	368,254	341,880
Total revenue	331,468	335,809	299,478	979,859	885,551
Investment securities gains (losses), net	4,306	(3,075)	(3,037)	6,641	(2,158)
Provision for loan losses	9,999	10,043	10,704	30,438	32,590
Non-interest expense	185,059	181,860	179,217	549,196	535,484
Income before taxes	140,716	140,831	106,520	406,866	315,319
Income taxes	26,647	29,507	32,294	79,412	90,402
Non-controlling interest expense (income)	1,493	994	(338)	3,564	(111)
Net income attributable to Commerce Bancshares, Inc.	112,576	110,330	74,564	323,890	225,028
Preferred stock dividends	2,250	2,250	2,250	6,750	6,750
Net income available to common shareholders	$110,326	$108,080	$72,314	$317,140	$218,278
Earnings per common share:
Net income — basic	$1.03	$1.02	$.68	$2.97	$2.04
Net income — diluted	$1.03	$1.01	$.67	$2.96	$2.03
Effective tax rate	19.14%	21.10%	30.22%	19.69%	28.66%
Tax equivalent net interest income	$211,368	$215,775	$190,497	$623,781	$568,684
Average total interest earning assets (1)	$23,826,980	$23,683,587	$23,834,266	$23,735,128	$24,039,584
Diluted wtd. average shares outstanding	105,962,119	106,029,417	105,981,086	105,985,780	105,910,623

RATIOS
Average loans to deposits (2)	69.28%	68.85%	66.96%	69.07%	65.53%
Return on total average assets	1.81	1.80	1.19	1.76	1.20
Return on average common equity (3)	16.43	16.78	11.35	16.27	11.85
Non-interest income to total revenue	37.32	37.18	39.03	37.58	38.61
Efficiency ratio (4)	55.73	54.06	59.73	55.95	60.35
Net yield on interest earning assets	3.52	3.65	3.17	3.51	3.16

EQUITY SUMMARY
Cash dividends per common share	$.235	$.235	$.214	$.705	$.643
Cash dividends on common stock	$25,059	$25,096	$22,906	$75,261	$68,722
Cash dividends on preferred stock	$2,250	$2,250	$2,250	$6,750	$6,750
Book value per common share (5)	$25.03	$24.64	$23.99
Market value per common share (5)	$66.02	$64.71	$55.02
High market value per common share	$72.55	$67.42	$56.42
Low market value per common share	$64.32	$57.87	$49.43
Common shares outstanding (5)	106,372,470	106,614,043	106,706,732
Tangible common equity to tangible assets (6)	10.10%	10.18%	9.72%
Tier I leverage ratio	11.38%	11.18%	10.16%

OTHER QTD INFORMATION
Number of bank/ATM locations	322	322	334
Full-time equivalent employees	4,797	4,797	4,811

(1)	Excludes allowance for loan losses and unrealized gains/(losses) on available for sale debt securities.

(2)	Includes loans held for sale.

(3)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(5)	As of period end.

(6)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended					For the Nine Months Ended
(Unaudited) (In thousands, except per share data)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	September 30, 2018	September 30, 2017
Interest income	$224,751	$225,623	$205,995	$201,572	$194,244	$656,369	$575,835
Interest expense	16,997	14,664	13,103	11,564	11,653	44,764	32,164
Net interest income	207,754	210,959	192,892	190,008	182,591	611,605	543,671
Provision for loan losses	9,999	10,043	10,396	12,654	10,704	30,438	32,590
Net interest income after provision for loan losses	197,755	200,916	182,496	177,354	171,887	581,167	511,081
NON-INTEREST INCOME
Bank card transaction fees	42,427	43,215	41,453	42,888	39,166	127,095	112,212
Trust fees	37,400	37,036	36,062	35,405	34,620	110,498	99,754
Deposit account charges and other fees	23,755	23,893	22,982	22,598	22,659	70,630	67,462
Capital market fees	1,595	1,992	2,291	1,743	1,755	5,878	6,253
Consumer brokerage services	3,884	3,971	3,768	3,576	3,679	11,623	11,054
Loan fees and sales	3,579	3,229	2,862	3,099	3,590	9,670	10,849
Other	11,074	11,514	10,272	10,074	11,418	32,860	34,296
Total non-interest income	123,714	124,850	119,690	119,383	116,887	368,254	341,880
INVESTMENT SECURITIES GAINS (LOSSES), NET	4,306	(3,075)	5,410	27,209	(3,037)	6,641	(2,158)
NON-INTEREST EXPENSE
Salaries and employee benefits	116,194	115,589	115,894	115,741	111,382	347,677	332,580
Net occupancy	11,631	11,118	11,584	11,280	11,459	34,333	34,332
Equipment	4,592	4,594	4,431	4,692	4,491	13,617	13,876
Supplies and communication	5,103	5,126	5,313	6,118	5,517	15,542	16,672
Data processing and software	22,056	21,016	20,690	21,090	19,968	63,762	59,908
Marketing	4,999	5,142	4,805	3,937	4,676	14,946	12,388
Deposit insurance	3,167	3,126	3,457	3,444	3,479	9,750	10,542
Community service	580	656	729	25,511	3,006	1,965	8,866
Other	16,737	15,493	15,374	17,046	15,239	47,604	46,320
Total non-interest expense	185,059	181,860	182,277	208,859	179,217	549,196	535,484
Income before income taxes	140,716	140,831	125,319	115,087	106,520	406,866	315,319
Less income taxes	26,647	29,507	23,258	20,104	32,294	79,412	90,402
Net income	114,069	111,324	102,061	94,983	74,226	327,454	224,917
Less non-controlling interest expense (income)	1,493	994	1,077	628	(338)	3,564	(111)
Net income attributable to Commerce Bancshares, Inc.	112,576	110,330	100,984	94,355	74,564	323,890	225,028
Less preferred stock dividends	2,250	2,250	2,250	2,250	2,250	6,750	6,750
Net income available to common shareholders	$110,326	$108,080	$98,734	$92,105	$72,314	$317,140	$218,278
Net income per common share — basic	$1.03	$1.02	$.92	$.86	$.68	$2.97	$2.04
Net income per common share — diluted	$1.03	$1.01	$.92	$.86	$.67	$2.96	$2.03

OTHER INFORMATION
Return on total average assets	1.81%	1.80%	1.66%	1.50%	1.19%	1.76%	1.20%
Return on average common equity (1)	16.43	16.78	15.58	14.17	11.35	16.27	11.85
Efficiency ratio (2)	55.73	54.06	58.21	67.40	59.73	55.95	60.35
Effective tax rate	19.14	21.10	18.72	17.56	30.22	19.69	28.66
Net yield on interest earning assets	3.52	3.65	3.37	3.29	3.17	3.51	3.16
Tax equivalent net interest income	$211,368	$215,775	$196,638	$197,917	$190,497	$623,781	$568,684

(1)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(2)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	September 30, 2018	June 30, 2018	September 30, 2017
ASSETS
Loans
Business	$4,966,722	$4,990,298	$4,834,037
Real estate — construction and land	999,691	967,151	921,609
Real estate — business	2,726,042	2,727,580	2,700,174
Real estate — personal	2,120,672	2,102,586	2,029,302
Consumer	1,967,465	2,012,644	2,113,438
Revolving home equity	375,322	374,557	391,308
Consumer credit card	788,111	775,214	752,379
Overdrafts	11,534	4,081	3,245
Total loans	13,955,559	13,954,111	13,745,492
Allowance for loan losses	(159,732)	(159,532)	(157,832)
Net loans	13,795,827	13,794,579	13,587,660
Loans held for sale	16,890	20,352	17,337
Investment securities:
Available for sale debt securities	8,674,986	8,412,376	9,025,765
Trading debt securities	19,676	31,156	24,605
Equity securities	4,467	4,444	85,283
Other securities	127,120	112,309	97,507
Total investment securities	8,826,249	8,560,285	9,233,160
Federal funds sold and short-term securities purchased under agreements to resell	14,375	31,500	32,630
Long-term securities purchased under agreements to resell	700,000	700,000	700,000
Interest earning deposits with banks	334,752	114,947	105,422
Cash and due from banks	443,004	386,339	461,724
Land, buildings and equipment — net	331,869	331,782	335,348
Goodwill	138,921	138,921	138,921
Other intangible assets — net	8,470	8,083	7,388
Other assets	452,035	437,954	359,551
Total assets	$25,062,392	$24,524,742	$24,979,141
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$6,728,605	$6,876,756	$7,536,127
Savings, interest checking and money market	11,733,057	11,761,832	11,091,200
Time open and C.D.’s of less than $100,000	585,765	603,629	657,891
Time open and C.D.’s of $100,000 and over	1,086,193	1,079,340	1,158,555
Total deposits	20,133,620	20,321,557	20,443,773
Federal funds purchased and securities sold under agreements to repurchase	1,862,117	1,166,759	1,408,984
Other borrowings	1,534	9,291	102,553
Other liabilities	257,311	255,752	319,354
Total liabilities	22,254,582	21,753,359	22,274,664
Stockholders’ equity:
Preferred stock	144,784	144,784	144,784
Common stock	535,407	535,407	510,015
Capital surplus	1,804,031	1,804,057	1,548,318
Retained earnings	493,641	408,374	440,261
Treasury stock	(33,174)	(15,854)	(9,895)
Accumulated other comprehensive income (loss)	(141,596)	(108,781)	67,061
Total stockholders’ equity	2,803,093	2,767,987	2,700,544
Non-controlling interest	4,717	3,396	3,933
Total equity	2,807,810	2,771,383	2,704,477
Total liabilities and equity	$25,062,392	$24,524,742	$24,979,141

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
ASSETS:
Loans:
Business	$4,926,063	$4,962,171	$4,934,621	$4,818,419	$4,777,222
Real estate — construction and land	992,045	971,854	951,930	948,043	887,596
Real estate — business	2,732,968	2,726,697	2,733,812	2,720,356	2,710,453
Real estate — personal	2,110,945	2,078,972	2,062,083	2,044,651	2,017,264
Consumer	1,984,643	2,025,585	2,072,168	2,100,762	2,070,398
Revolving home equity	373,819	378,366	392,727	394,231	395,212
Consumer credit card	774,512	754,199	757,692	756,544	739,692
Overdrafts	4,704	4,497	4,628	5,295	4,373
Total loans	13,899,699	13,902,341	13,909,661	13,788,301	13,602,210
Allowance for loan losses	(158,840)	(158,664)	(158,779)	(157,026)	(156,909)
Net loans	13,740,859	13,743,677	13,750,882	13,631,275	13,445,301
Loans held for sale	18,201	22,202	19,115	18,158	21,227
Investment securities:
U.S. government and federal agency obligations	923,557	923,183	916,655	917,664	917,808
Government-sponsored enterprise obligations	261,938	354,156	405,681	452,104	456,668
State and municipal obligations	1,375,768	1,394,766	1,513,243	1,630,660	1,699,365
Mortgage-backed securities	4,434,119	4,067,152	3,925,904	3,949,933	3,718,697
Asset-backed securities	1,427,041	1,407,300	1,469,488	1,622,778	2,025,415
Other debt securities	339,952	340,246	341,821	351,177	322,231
Unrealized gain (loss) on debt securities	(119,319)	(122,114)	(43,238)	36,875	73,291
Total available for sale debt securities	8,643,056	8,364,689	8,529,554	8,961,191	9,213,475
Trading debt securities	24,490	26,101	21,966	20,401	21,149
Equity securities	4,466	47,179	50,507	82,416	51,204
Other securities	120,206	108,563	100,993	95,485	100,776
Total investment securities	8,792,218	8,546,532	8,703,020	9,159,493	9,386,604
Federal funds sold and short-term securities purchased under agreements to resell	13,042	36,791	44,339	27,017	23,807
Long-term securities purchased under agreements to resell	685,869	700,000	700,000	699,999	662,490
Interest earning deposits with banks	298,632	353,607	273,977	270,222	211,219
Other assets	1,147,250	1,119,454	1,145,200	1,157,289	1,122,230
Total assets	$24,696,071	$24,522,263	$24,636,533	$24,963,453	$24,872,878

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$6,677,665	$6,749,104	$6,824,700	$7,257,102	$7,135,703
Savings	877,347	881,045	838,900	821,908	829,197
Interest checking and money market	10,839,310	10,850,123	10,737,829	10,416,221	10,387,212
Time open & C.D.’s of less than $100,000	593,936	609,011	625,319	644,951	667,710
Time open & C.D.’s of $100,000 and over	1,100,299	1,134,900	1,134,194	1,119,352	1,326,290
Total deposits	20,088,557	20,224,183	20,160,942	20,259,534	20,346,112
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,499,837	1,339,278	1,560,573	1,625,828	1,500,987
Other borrowings	1,833	1,913	1,913	42,060	101,904
Total borrowings	1,501,670	1,341,191	1,562,486	1,667,888	1,602,891
Other liabilities	296,884	229,080	198,398	312,172	251,714
Total liabilities	21,887,111	21,794,454	21,921,826	22,239,594	22,200,717
Equity	2,808,960	2,727,809	2,714,707	2,723,859	2,672,161
Total liabilities and equity	$24,696,071	$24,522,263	$24,636,533	$24,963,453	$24,872,878

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
ASSETS:
Loans:
Business (1)	3.80%	3.69%	3.48%	3.32%	3.25%
Real estate — construction and land	5.21	5.06	4.69	4.41	4.31
Real estate — business	4.35	4.22	4.06	3.90	3.85
Real estate — personal	3.83	3.84	3.80	3.72	3.72
Consumer	4.46	4.39	4.25	4.07	4.02
Revolving home equity	4.72	4.51	4.25	4.06	4.03
Consumer credit card	11.99	12.05	12.06	11.90	12.03
Overdrafts	—	—	—	—	—
Total loans	4.59	4.49	4.33	4.18	4.13
Loans held for sale	6.87	6.72	6.45	5.55	5.36
Investment securities:
U.S. government and federal agency obligations	2.23	3.18	2.12	2.60	1.40
Government-sponsored enterprise obligations	2.10	1.88	1.84	1.69	1.61
State and municipal obligations (1)	2.98	3.06	3.06	3.60	3.57
Mortgage-backed securities	2.65	2.60	2.62	2.38	2.36
Asset-backed securities	2.42	2.32	2.11	1.94	1.82
Other debt securities	2.59	2.63	2.65	2.56	2.51
Total available for sale debt securities	2.60	2.66	2.52	2.52	2.34
Trading debt securities (1)	3.13	3.15	2.73	2.63	2.51
Equity securities (1)	32.69	89.68	3.64	3.30	4.02
Other securities (1)	13.00	6.68	6.73	6.67	5.39
Total investment securities	2.76	3.19	2.58	2.58	2.37
Federal funds sold and short-term securities purchased under agreements to resell	2.10	1.93	1.65	1.35	1.30
Long-term securities purchased under agreements to resell	2.26	2.17	2.38	2.36	2.28
Interest earning deposits with banks	1.96	1.80	1.69	1.18	1.24
Total interest earning assets	3.80	3.90	3.59	3.48	3.36

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.11	.11	.12	.12	.12
Interest checking and money market	.26	.23	.20	.17	.16
Time open & C.D.’s of less than $100,000.56		.46	.43	.40	.40
Time open & C.D.’s of $100,000 and over	1.41	1.23	1.02	.88	.83
Total interest bearing deposits	.35	.32	.28	.24	.24
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1.33	1.18	1.04	.83	.75
Other borrowings	2.60	2.52	2.54	3.59	3.53
Total borrowings	1.33	1.19	1.04	.90	.93
Total interest bearing liabilities	.45%	.40%	.36%	.31%	.31%

Net yield on interest earning assets	3.52%	3.65%	3.37%	3.29%	3.17%
(1) Stated on a tax equivalent basis using a federal income tax rate of 21% in 2018 and 35% in prior periods.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Nine Months Ended
(Unaudited) (In thousands, except per share data)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	September 30, 2018	September 30, 2017
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$159,532	$159,532	$159,532	$157,832	$157,832	$159,532	$155,932
Provision for losses	9,999	10,043	10,396	12,654	10,704	30,438	32,590
Net charge-offs (recoveries):
Commercial portfolio:
Business	332	36	(14)	768	195	354	610
Real estate — construction and land	(119)	(297)	(36)	(87)	(362)	(452)	(1,104)
Real estate — business	(42)	(40)	(205)	(48)	(106)	(287)	(155)
	171	(301)	(255)	633	(273)	(385)	(649)
Personal banking portfolio:
Consumer credit card	7,340	8,251	7,566	7,724	7,631	23,157	22,529
Consumer	2,091	1,862	2,528	2,184	3,057	6,481	7,795
Overdraft	351	326	444	376	445	1,121	1,172
Real estate — personal	(153)	(95)	57	(56)	(137)	(191)	(249)
Revolving home equity	(1)	—	56	93	(19)	55	92
	9,628	10,344	10,651	10,321	10,977	30,623	31,339
Total net loan charge-offs	9,799	10,043	10,396	10,954	10,704	30,238	30,690
Balance at end of period	$159,732	$159,532	$159,532	$159,532	$157,832	$159,732	$157,832

NET CHARGE-OFF RATIOS*
Commercial portfolio:
Business	.03%	—%	—%	.06%	.02%	.01%	.02%
Real estate — construction and land	(.05)	(.12)	(.02)	(.04)	(.16)	(.06)	(.17)
Real estate — business	(.01)	(.01)	(.03)	(.01)	(.02)	(.01)	(.01)
	.01	(.01)	(.01)	.03	(.01)	(.01)	(.01)
Personal banking portfolio:
Consumer credit card	3.76	4.39	4.05	4.05	4.09	4.06	4.07
Consumer	.42	.37	.49	.41	.59	.43	.52
Overdraft	29.60	29.08	38.91	28.17	40.37	32.51	35.98
Real estate — personal	(.03)	(.02)	.01	(.01)	(.03)	(.01)	(.02)
Revolving home equity	—	—	.06	.09	(.02)	.02	.03
	.73	.79	.82	.77	.83	.78	.81
Total	.28%	.29%	.30%	.32%	.31%	.29%	.30%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.07%	.08%	.08%	.09%	.11%
Non-performing assets to total assets	.04	.04	.05	.05	.06
Allowance for loan losses to total loans	1.14	1.14	1.15	1.14	1.15

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$5,131	$5,114	$5,557	$5,947	$6,821
Real estate — construction and land	4	5	5	5	533
Real estate — business	1,467	2,465	2,546	2,736	2,346
Real estate — personal	1,767	1,888	2,169	2,461	2,863
Consumer	—	—	—	834	1,077
Total	8,369	9,472	10,277	11,983	13,640
Foreclosed real estate	1,181	1,039	1,300	681	1,063
Total non-performing assets	$9,550	$10,511	$11,577	$12,664	$14,703
Loans past due 90 days and still accruing interest	$13,991	$13,453	$14,928	$18,127	$16,464
*as a percentage of average loans (excluding loans held for sale)

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2018

For the quarter ended September 30, 2018, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $112.6 million, compared to $110.3 million in the previous quarter and $74.6 million in the same quarter last year. In the 2nd quarter of 2018, dividend income of $8.9 million was recorded in interest income on an equity investment but was offset by securities losses of a comparable amount resulting from the same transaction. In the 3rd quarter of 2018, a discrete equity investment dividend of $2.0 million was recorded in interest income. Excluding these items, net interest income grew $3.8 million this quarter resulting from higher loan rates and stable funding costs. Non-interest income declined $1.1 million compared to the prior quarter mainly on lower swap, capital market fees, debit and credit card fees. Also, non-interest expense increased $3.2 million this quarter due to higher salaries and data processing costs. Quarterly average loans decreased $6.6 million this quarter from the previous quarter, while average deposits decreased $135.6 million. For the quarter, the return on average assets was 1.81%, the return on average common equity was 16.4%, and the efficiency ratio was 55.7%.

Balance Sheet Review
During the 3rd quarter of 2018, average loans totaled $13.9 billion, slightly lower than in the prior quarter, and grew $294.5 million, or 2.2%, over the same period last year. Compared to the previous quarter, average construction, personal real estate and consumer card loans grew $20.2 million, $32.0 million and $20.3 million, respectively. However, this growth was offset by a decline in business (decline of $36.1 million) and auto lending (decline of $28.8 million) activities. Increased advances on construction loans continued this quarter, and several large business real estate loans were originated. Also, new loan originations for personal real estate loans were seasonally higher than in the 2nd quarter. However, several larger loan payoffs on business and construction loans offset much of the new commercial loan originations this quarter. The growth in consumer card balances was mainly due to increased spending by existing customers coupled with new account activity. In addition to the decline in automobile lending, marine/RV loans continued to decline as planned, but the decline was partly offset by growth in patient healthcare loans which grew $11.8 million to $165.0 million. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $56.1 million, compared to $39.9 million in the prior quarter.

During the 3rd quarter of 2018, total average available for sale debt securities increased $278.4 million from the previous quarter to $8.6 billion, at fair value. The increase in investment securities was mainly the result of growth in mortgage-backed securities, offset by lower average balances of municipal securities and government-sponsored obligations. Purchases of securities during the quarter totaled $720.4 million and were offset by sales, maturities and pay downs of $407.8 million. At September 30, 2018, the duration of the investment portfolio was 3.3 years, and maturities and pay downs of approximately $1.1 billion are expected to occur during the next 12 months.

Total average deposits decreased $135.6 million this quarter compared to the previous quarter. The decrease in average deposits resulted mainly from lower balances of personal and government demand (decline of $180.7 million), money market (decline of $116.9 million), and certificates of deposit (decline of $49.7 million). Business demand and interest checking accounts increased $101.9 million and $106.1 million, respectively, this quarter. Overall, compared to the previous quarter, total average consumer and private banking deposits decreased $197.2 million and $87.2 million, respectively, while average commercial banking deposits grew $151.5 million. The average loans to deposits ratio was 69.3% in the current quarter and 68.9% in the prior quarter. The Company’s average borrowings were $1.5 billion in the 3rd quarter of 2018, an increase of $160.5 million over the prior quarter’s balance.

Net Interest Income
Net interest income in the 3rd quarter of 2018 amounted to $207.8 million compared to $211.0 million in the previous quarter, a decline of $3.2 million. On a tax equivalent basis, net interest income for the current quarter declined $4.4 million from the previous quarter to $211.4 million. As noted previously, net interest income included a discrete equity dividend of $2.0 million in the current quarter and $8.9 million in the prior quarter on the Company’s private equity investments. Excluding these items, net interest income grew $3.8 million and the adjusted net yield on earning assets (tax equivalent) was 3.49%.

Compared to the previous quarter, interest income on loans (tax equivalent) increased $5.1 million as a result of higher overall loan yields coupled with growth in consumer card, construction and personal real estate loan balances. The average tax-equivalent yield on the loan portfolio increased 10 basis points this quarter to 4.59%, compared to 4.49% in the previous quarter.

Interest income on investment securities (tax equivalent) declined $7.0 million from the previous quarter, mainly due to the dividends received on the Company’s equity investments noted above. Also, inflation income on our TIPs securities declined $2.1 million to $2.5 million. The adjustment to premium amortization expense for slowing prepayment speeds on mortgage-backed and asset-backed securities increased interest income $729 thousand this quarter, due to an increasing interest rate environment. The yield on total investment securities was 2.76% in the current quarter and 3.19% in the previous quarter.

Interest costs on deposits remained low and totaled 35 basis points in the 3rd quarter of 2018, compared to 32 basis points in the prior quarter. Interest expense on deposits increased $1.3 million this quarter compared to the previous quarter mainly due to higher rates and balances on corporate interest checking and higher rates on corporate money market accounts and certificates of deposit. Borrowing costs increased $1.1 million this quarter mostly due to higher rates and balances of federal funds and customer repurchase agreements. The overall rate paid on interest bearing liabilities was .45% in the current quarter, compared to .40% in the prior quarter.

Non-Interest Income
In the 3rd quarter of 2018, total non-interest income amounted to $123.7 million, an increase of $6.8 million, or 5.8%, compared to the same period last year. Non-interest income earned in the current quarter decreased $1.1 million compared to the prior quarter. The increase in non-interest income over the same period last year was mainly due to growth in bank card, trust and deposit fee income.

Total bank card fees in the current quarter increased $3.3 million, or 8.3%, over the same period last year and declined slightly compared to the prior quarter. The growth compared to the 3rd quarter of 2017 resulted mainly from growth in corporate card interchange income. Corporate card net fees grew $3.2 million,

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2018

or 14.7%, over the same quarter last year mainly due to growth in interchange income from customer spend, coupled with lower network expense, but higher rewards costs. Debit card net fees grew $683 thousand, or 7.4%, driven by both higher fees and lower network processing costs. Overall net merchant income increased $377 thousand, or 7.9%, mainly on lower processing costs, while net credit card fees declined $980 thousand on higher rewards costs. Total bank card fees this quarter were comprised of fees on corporate card ($24.8 million), debit card ($9.9 million), merchant ($5.2 million) and credit card ($2.6 million) transactions.

In the current quarter, trust fees increased $2.8 million, or 8.0%, over the same period last year, resulting from growth in both private client and institutional trust fee income. Compared to the same period last year, deposit account fees increased $1.1 million, or 4.8%, mainly due to growth in corporate cash management fees.

During the 3rd quarter of 2018, sweep fees totaled $2.3 million, an increase of $443 thousand over the same period last year, while brokerage fees grew 5.6%. Gains on sales of tax credits totaled $737 thousand, slightly higher than the 3rd quarter of 2017; however, capital market fees declined $160 thousand on lower sales of fixed income investments to clients. Non-interest income comprised 37.3% of the Company’s total revenue this quarter, which declined from the same quarter in the prior year but reflects continued growth in net interest income during the 3rd quarter of 2018.

Investment Securities Gains and Losses
The Company recorded net securities gains of $4.3 million in the current quarter, compared to net securities losses of $3.1 million in the prior quarter and $3.0 million in the 3rd quarter of 2017. Net securities gains this quarter mainly resulted from fair value adjustments of $4.3 million on the Company’s private equity portfolio.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $185.1 million, compared to $179.2 million in the same period last year and $181.9 million in the prior quarter. The increase in expense over the same period last year was mainly due to higher costs for salaries and benefits and data processing, partly offset by lower operating costs for supplies and communication, foreclosed property costs and community service expenses.

Compared to the 3rd quarter of last year, salaries and benefits expense increased $4.8 million, or 4.3%. Salaries expense grew $4.2 million, mainly due to higher full-time salary costs, while benefits expense increased 4.2%, mostly due to higher medical costs. Full-time equivalent employees totaled 4,797 and 4,811 at September 30, 2018 and 2017, respectively.

Data processing costs increased $2.1 million, or 10.5%, mainly due to higher processing and software costs, while costs for supplies and communication, deposit insurance, and foreclosed property costs declined $1.1 million this quarter compared to the same quarter last year. Marketing costs increased 6.9%, or $323 thousand, mainly due to new bank card initiatives which are being funded by reduced bank card network costs. Also, community service costs declined $2.4 million due to higher quarterly foundation contributions in the prior year than in the current year.

Income Taxes
The effective tax rate for the Company was 19.1% in the current quarter, 21.1% in the previous quarter, and 30.2% in the 3rd quarter of 2017. The lower tax rate in the current quarter was the result of new state tax law enacted in the 3rd quarter of 2018 coupled with adjustments relating to new federal tax rules in place at the beginning of 2018. These adjustments resulted in tax benefits of $2.4 million being recorded in the current quarter.

Credit Quality
Net loan charge-offs in the 3rd quarter of 2018 amounted to $9.8 million, compared to $10.0 million in the prior quarter and $10.7 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .28% in the current quarter, compared to .29% in the previous quarter and .31% in the 3rd quarter of last year. During the 3rd quarter of 2018, the Company recorded net loan charge-offs on commercial loans of $171 thousand, compared to net loan recoveries of $301 thousand in the prior quarter. Net loan charge-offs on personal banking loans totaled $9.6 million in the current quarter and $10.3 million in the previous quarter.

In the 3rd quarter of 2018, annualized net loan charge-offs on average consumer credit card loans were 3.76%, compared to 4.39% in the previous quarter, and 4.09% in the same quarter last year. Consumer loan net charge-offs were .42% of average consumer loans in the current quarter, .37% in the prior quarter and .59% in the same quarter last year. This quarter, the provision for loan losses totaled $10.0 million, slightly higher than net loan charge-offs, and at September 30, 2018, the allowance totaled $159.7 million, or 1.14% of total loans.

At September 30, 2018, total non-performing assets amounted to $9.6 million, a $961 thousand decrease from the previous quarter. Non-performing assets are comprised of non-accrual loans and foreclosed real estate ($8.4 million and $1.2 million, respectively). At September 30, 2018, the balance of non-accrual loans, which represented .06% of loans outstanding, included business loans of $5.1 million, business real estate loans of $1.5 million, and personal real estate loans of $1.8 million. Loans more than 90 days past due and still accruing interest totaled $14.0 million at September 30, 2018.

Other
During the 3rd quarter of 2018, the Company paid a cash dividend of $.235 per common share, representing a 9.8% increase over the same period last year. The Company also paid an annualized 6% cash dividend on its preferred stock. The Company purchased 292,955 shares of treasury stock during the current quarter at an average price of $70.00.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.